Gibraltar Reports First-Quarter 2015 Financial Results

•	Q1 Adjusted EPS of $0.06; Q1 Sales Up 5% Versus Prior Year

•	Confirms Full-Year Earnings Growth Guidance

Buffalo, New York, May 7, 2015 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for industrial, infrastructure and residential markets, today reported its financial results for the three months ended March 31, 2015. All financial metrics in this release reflect only the Company’s continuing operations unless otherwise noted.
First-Quarter Consolidated Results
Gibraltar’s net sales for the first quarter of 2015 increased 5% to $200.6 million, compared with $191.0 million for the first quarter of 2014. First-quarter 2015 adjusted net income was $1.8 million, or $0.06 per diluted share, compared with adjusted net loss of $1.7 million, or $0.05 per share, in the first quarter of 2014. The adjusted first-quarter 2015 results exclude special items with an after-tax net benefit totaling $3.7 million, or $0.12 per diluted share, resulting primarily from a gain on the sale of a facility, partially offset by costs related to the Company’s senior leadership transition. The adjusted first-quarter 2014 results excluded special items with an after-tax net charge totaling $0.4 million, or $0.02 per diluted share, resulting primarily from acquisition-related costs and exit activity costs related to business restructuring. Including these items in the respective periods, the Company’s first-quarter 2015 GAAP net income was $5.5 million, or $0.18 per diluted share, compared with net loss of $2.1 million, or $0.07 per share, in the first quarter of 2014.
Management Comments
“We began the year with a strong first quarter, achieving solid financial results and demonstrating progress on our stated value creation initiatives,” said Chief Executive Officer Frank Heard. “Net sales were up 5%, primarily driven by product demand in our postal storage and roofing-related businesses in the Residential Products segment, partially offset by lower demand in the Industrial and Infrastructure Products segment. As a result of our operational improvement efforts, we were able to leverage the 5% increase in sales growth to achieve adjusted EPS of $0.06 per share, significantly better than the loss of $0.05 per share a year ago.”
“In addition to the operational improvement efforts that had a positive effect on our first-quarter bottom-line performance, we also made good progress on additional value creation initiatives. These include our 80/20 simplification process, where we have several teams focused on how to further drive growth and profitability. Opportunities in simplifying our product lines are targeted for actions in 2015 and will benefit the balance sheet by year end and profitability in 2016. We expect that continued and aggressive execution in this area will help enable us to achieve best-in-class sustainable value creation over the long term. As we proceed in 2015, our goal is to increase adjusted earnings, make more efficient use of Gibraltar’s capital, and deliver higher shareholder returns than we did in 2014,” concluded Heard.
First-Quarter Segment Results
Residential Products
First-quarter 2015 net sales in Gibraltar’s Residential Products segment increased 23% to $106.8 million, compared with $87.0 million for the first quarter of 2014. First-quarter 2015 adjusted operating margin increased 220 basis points year over year to 5.2%. Sales growth in this segment reflected strong demand for postal storage products driven by conversions to centralized delivery, with a modest rebound in roofing-related product demand. The segment’s equivalent adjusted operating margin reflected the benefit of higher volume and improved operational efficiencies.

Industrial and Infrastructure Products
First-quarter 2015 net sales in Gibraltar’s Industrial & Infrastructure Products segment decreased 10% to $93.8 million, compared with $104.0 million for the first quarter of 2014. Adjusted operating margin decreased 60 basis points year over year to 2.5% due to the lower volume. Sales in the segment reflected lower shipment volumes to industrial markets and a 3% decrease due to the effect of weaker foreign currencies in its Canadian and European operations. Industrial demand was lower than in the prior-year quarter as the domestic energy and mining activity declined in part due to the effects of lower oil prices. Meanwhile, the transportation infrastructure market continues to be affected by short-term uncertainty in federal funding programs.
Business Outlook
Gibraltar expects net sales for full-year 2015 to be equivalent to 2014 - with growth expected in residential-related product lines offset by a decline in industrial-related revenues. Considering the anticipated profit expansion from cost reduction and other initiatives, the Company continues to expect adjusted earnings for 2015 to be in the range of $0.55 to $0.65 per diluted share compared to $0.47 per share in 2014. For the second quarter of 2015, revenues and adjusted EPS are expected to increase modestly compared with the second quarter of 2014.
First-Quarter Conference Call Details
Gibraltar has scheduled a conference call today starting at 9:00 a.m. ET to review its results for the first quarter of 2015. Interested parties may access the call by dialing (877) 407-5790 or (201) 689-8328. The presentation slides that will be discussed in the conference call are expected to be available this morning, prior to the start of the call. The slides may be downloaded from the Gibraltar website: http://www.gibraltar1.com. A webcast replay of the conference call and a copy of the transcript will be available on the website following the call.
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the industrial, infrastructure and residential markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, England and Germany and is organized in two business segments: Industrial and Infrastructure Products and Residential Products. In the Industrial and Infrastructure Products segment, Gibraltar is a leading and trusted manufacturer of metal bar grating, expanded and perforated metal, and engineered bearings and joints used in bridge construction, oil and gas structures and a wide variety of other industrial applications. In the Residential Products segment, the Company is a market leader and innovator in roof-related ventilation and rain dispersion products as well as postal and parcel solutions. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.
Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
Non-GAAP Financial Data
To supplement Gibraltar’s consolidated financial statements presented on a GAAP basis, Gibraltar also presented certain adjusted financial data in this news release. Adjusted financial data excluded special charges consisting of gains / losses on sales of property, restructuring primarily associated with the closing and consolidation of our facilities, acquisition-related items, and senior leadership transition costs. These adjustments are shown in the non-GAAP reconciliation of adjusted operating results excluding special charges provided in the financial schedules that accompany this news release. The Company believes that the presentation of results excluding special charges provides meaningful supplemental data to investors, as well as management, that are indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods as well as comparison with other companies. Special charges are excluded since they may not be considered directly related to our ongoing business operations. These adjusted measures should not be viewed as a substitute for our GAAP results, and may be different than adjusted measures used by other companies.

Next Earnings Announcement
Gibraltar expects to release its financial results for the three month period ending June 30, 2015, on Thursday, August 6, and hold its earnings conference call later that morning, starting at 9:00 a.m. ET.
Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Net Sales	$200,615	$191,032
Cost of sales	170,700	161,168
Gross profit	29,915	29,864
Selling, general, and administrative expense	20,945	29,531
Income from operations	8,970	333
Interest expense	3,700	3,640
Other (income) expense	(3,559)	30
Income (loss) before taxes	8,829	(3,337)
Provision for (benefit of) income taxes	3,292	(1,251)
Income (loss) from continuing operations	5,537	(2,086)
Discontinued operations:
Loss before taxes	(44)	—
Benefit of income taxes	(16)	—
Loss from discontinued operations	(28)	—
Net income (loss)	$5,509	$(2,086)
Net earnings per share – Basic:
Income (loss) from continuing operations	$0.18	$(0.07)
Loss from discontinued operations	—	—
Net income (loss)	$0.18	$(0.07)
Weighted average shares outstanding – Basic	31,191	31,034
Net earnings per share – Diluted:
Income (loss) from continuing operations	$0.18	$(0.07)
Loss from discontinued operations	—	—
Net income (loss)	$0.18	$(0.07)
Weighted average shares outstanding – Diluted	31,386	31,034

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$118,300	$110,610
Accounts receivable, net of reserve of $4,154 and $4,280 in 2015 and 2014	115,284	101,141
Inventories	133,624	128,743
Other current assets	22,116	19,937
Total current assets	389,324	360,431
Property, plant, and equipment, net	113,769	129,575
Goodwill	235,523	236,044
Acquired intangibles	80,439	82,215
Other assets	4,702	5,895
	$823,757	$814,160
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$90,155	$81,246
Accrued expenses	48,419	52,439
Current maturities of long-term debt	400	400
Total current liabilities	138,974	134,085
Long-term debt	213,200	213,200
Deferred income taxes	49,652	49,772
Other non-current liabilities	32,572	29,874
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized 10,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized 50,000 shares; 31,401 and 31,342 shares issued in 2015 and 2014	314	313
Additional paid-in capital	247,826	247,232
Retained earnings	160,134	154,625
Accumulated other comprehensive loss	(13,169)	(9,551)
Cost of 451 and 429 common shares held in treasury in 2015 and 2014	(5,746)	(5,390)
Total shareholders’ equity	389,359	387,229
	$823,757	$814,160

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities
Net income (loss)	$5,509	$(2,086)
Loss from discontinued operations	(28)	—
Income (loss) from continuing operations	5,537	(2,086)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,149	6,566
Stock compensation expense	568	660
Net gain on sale of assets	(8,141)	—
Other non-cash adjustments	(1,718)	550
Non-cash charges to interest expense	179	261
Change in operating assets and liabilities:
Accounts receivable	(15,332)	(17,107)
Inventories	(5,361)	(6,266)
Other current assets and other assets	1,786	(2,248)
Accounts payable	8,450	13,060
Accrued expenses and other non-current liabilities	(6,869)	(8,016)
Net cash used in operating activities	(14,752)	(14,626)
Cash Flows from Investing Activities
Purchases of property, plant, and equipment	(2,022)	(4,056)
Net proceeds from sale of property and equipment	26,181	137
Other investing activities	(61)	—
Net cash provided by (used in) investing activities	24,098	(3,919)
Cash Flows from Financing Activities
Long-term debt payments	—	(2)
Purchase of treasury stock at market prices	(356)	(408)
Net proceeds from issuance of common stock	9	365
Excess tax benefit from stock compensation	18	91
Net cash (used in) provided by financing activities	(329)	46
Effect of exchange rate changes on cash	(1,327)	(354)
Net increase (decrease) in cash and cash equivalents	7,690	(18,853)
Cash and cash equivalents at beginning of year	110,610	97,039
Cash and cash equivalents at end of period	$118,300	$78,186

GIBRALTAR INDUSTRIES, INC.
Non-GAAP Reconciliation of Adjusted Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2015
	As Reported In GAAP Statements	Acquisition Related Items	Restructuring Costs	Senior Leadership Transition Costs	Gain on Sale of Facility	Adjusted Statement of Operations
Net Sales
Residential Products	$106,795	$—	$—	$—	$—	$106,795
Industrial & Infrastructure Products	94,285	—	—	—	—	94,285
Less Inter-Segment Sales	(465)	—	—	—	—	(465)
	93,820	—	—	—	—	93,820
Consolidated sales	200,615	—	—	—	—	200,615

Income from operations
Residential Products	12,133	—	219	—	(6,799)	5,553
Industrial & Infrastructure Products	2,006	—	—	364	—	2,370
Segment Income	14,139	—	219	364	(6,799)	7,923
Unallocated corporate expense	(5,169)	(228)	—	517	—	(4,880)
Consolidated income from operations	8,970	(228)	219	881	(6,799)	3,043

Interest expense	3,700	—	—	—	—	3,700
Other income	(3,559)	—	—	—	—	(3,559)
Income before income taxes	8,829	(228)	219	881	(6,799)	2,902
Provision for income taxes	3,292	(85)	81	327	(2,526)	1,089
Income from continuing operations	$5,537	$(143)	$138	$554	$(4,273)	$1,813
Income from continuing operations per share – diluted	$0.18	$—	$—	$0.02	$(0.14)	$0.06

Operating margin
Residential Products	11.4%	—%	0.2%	—%	(6.4)%	5.2%
Industrial & Infrastructure Products	2.1%	—%	—%	0.4%	—%	2.5%
Segments Margin	7.0%	—%	0.1%	0.2%	(3.4)%	3.9%
Consolidated	4.5%	(0.1)%	0.1%	0.4%	(3.4)%	1.5%

GIBRALTAR INDUSTRIES, INC.
Non-GAAP Reconciliation of Adjusted Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2014
	As Reported In GAAP Statements	Acquisition Related Items	Restructuring Costs	Adjusted Statement of Operations
Net Sales
Residential Products	$86,983	$—	$—	$86,983
Industrial & Infrastructure Products	104,346	—	—	104,346
Less Inter-Segment Sales	(297)	—	—	(297)
	104,049	—	—	104,049
Consolidated sales	191,032	—	—	191,032

Income from operations
Residential Products	2,093	206	327	2,626
Industrial & Infrastructure Products	3,108	—	102	3,210
Segment Income	5,201	206	429	5,836
Unallocated corporate expense	(4,868)	2	—	(4,866)
Consolidated income from operations	333	208	429	970

Interest expense	3,640	—	—	3,640
Other expense	30	—	—	30
Loss before income taxes	(3,337)	208	429	(2,700)
Benefit of income taxes	(1,251)	78	161	(1,012)
Loss from continuing operations	$(2,086)	$130	$268	$(1,688)
Loss from continuing operations per share – diluted	$(0.07)	$0.01	$0.01	$(0.05)

Operating margin
Residential Products	2.4%	0.2%	0.4%	3.0%
Industrial & Infrastructure Products	3.0%	—%	0.1%	3.1%
Segment Margin	2.7%	0.1%	0.2%	3.1%
Consolidated	0.2%	0.1%	0.2%	0.5%